EXHIBIT 99

DIME COMMUNITY BANCSHARES REPORTS FOURTH QUARTER

AND FULL YEAR 2005 EARNINGS

Diluted Earnings Per Share of 25 Cents for the Fourth Quarter and $1.02 for the 2005 Year

Brooklyn, NY - January 27, 2006 - Dime Community Bancshares, Inc. (NASDAQ: DCOM, the "Company"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today reported net income of $9.0 million, or 25 cents per diluted share, for the quarter ended December 31, 2005, compared to $10.2 million, or 29 cents per diluted share, for the quarter ended December 31, 2004 and $9.1 million, or 26 cents per diluted share, for the quarter ended September 30, 2005.

For the year ended December 31, 2005, net income was $36.2 million, or $1.02 per diluted share, compared to $46.2 million, or $1.28 per diluted share for the year ended December 31, 2004. The Company incurred a one-time after tax loss of $3.0 million related to the sale of $276 million of investment and mortgage-backed securities during the quarter ended June 30, 2005. This loss reduced diluted earnings per share by 9 cents during the year ended December 31, 2005.

Operating earnings (excluding gains or losses on the sale of securities) were $39.2 million, or $1.10 per diluted share, for the year ended December 31, 2005, compared to $45.9 million, or $1.27 per diluted share, for the year ended December 31, 2004. Operating earnings were substantially the same as reported earnings during the quarters ended December 31, 2005, September 30, 2005 and December 31, 2004.

Fiscal Year Highlights

▪	Total assets declined by $251.0 million (7.4%); total deposits declined by $295.3 million.

▪	Net interest margin declined only 23 basis points from the fourth quarter of 2004 to the fourth quarter of 2005.

▪	Real estate loan originations totaled $574.2 million, with an average interest rate of 5.77%.

▪	Commercial real estate loans grew 36%, and the total loan portfolio grew at an annualized rate of 4.4%.

▪	Loans sold in the secondary market totaled $89.0 million, with an average term to repricing of 13.7 years.

▪	The Company repurchased 801,384 shares into treasury during the year.

▪	Tangible equity grew by 4.4% to $239.2 million, while the tangible equity ratio continued to climb throughout the year, reaching 7.78% at year-end.

Fourth Quarter Trends

▪	Net interest margin was 2.70%, one basis point lower sequentially, excluding $632,000 of additional interest income recorded during the December 2005 quarter.

▪	Real estate loan originations totaled $144.0 million at an average rate of 5.98% compared to $136.0 million at an average interest rate of 5.84% during the third quarter.

▪	Loans in the pipeline approximated $103.8 million at quarter-end, including commitments for sale to Fannie Mae of $30.8 million.

▪	The annualized loan amortization rate declined from 15% to approximately 12% sequentially.

▪	Quarterly non-interest expense decreased 4% sequentially and 6% year-over-year.

Vincent F. Palagiano, Chairman and Chief Executive Officer, commented, "The year 2005 was marked by continued tightening of short-term interest rates by the Federal Open Market Committee and a flattened yield curve. These events caused us to carefully monitor our overall deposit funding costs, and to adopt strategies that ultimately resulted in a net decline in both deposits and assets during the year. Despite this challenging environment, we were still able to generate a return on equity of 12.7%, and a core cash return on average tangible equity of 17.4% during 2005."

Mr. Palagiano continued, "Our discipline in pricing deposits helped the cost of our deposits significantly lag the upward movement in short-term interest rates during the year. In fact, comparing the fourth quarters of 2005 and 2004, despite an increase of 200 basis points in short-term interest rates and a flattened yield curve, our average deposit cost increased only 57 basis points. This significantly reduced the level of net interest margin compression experienced during the year."

"Fourth quarter diluted earnings per share were in line with, if not even a little ahead of, our expectations."

Mr. Palagiano concluded, "As the new fiscal year begins, we continue to expect market pressures on both the asset and liability sides of our balance sheet," noted Mr. Palagiano. "We will continue to remain focused on generating returns that are consistent with the long-term financial health of the Company, as the 2005 results demonstrate."

FINANCIAL RESULTS

For the quarter ended December 31, 2005, the Company’s pre-tax income was $14.1 million, compared to $16.4 million in the same quarter of the previous year. The $2.3 million decrease was primarily due to a decline of $2.8 million in net interest income.

Average earning assets declined by $239 million year-over-year. The net interest margin contracted 23 basis points from 2.93% during the December 2004 quarter to 2.70% (as adjusted for items discussed below) during the December 2005 quarter.

On a linked quarter basis, the Company’s pre-tax income decreased $129,000 from $14.2 million in the September 2005 quarter, to $14.1 million during the quarter ended December 31, 2005, primarily due to a decline in non-interest income of $492,000. During the quarter ended December 31, 2005, the Company recorded additional interest income of $499,000 related to the disposition of two problem loans and $133,000 of additional interest income related to annual distributions from an equity fund investment. These items (the "Additional Interest Income Items") combined to add $632,000 of interest income during the quarter ended December 31, 2005. Net interest margin, excluding the Additional Interest Income Items, declined 1 basis point, to 2.70%, during the December 2005 quarter, from 2.71% in the September 2005 quarter. The decline was tempered by an increase in the average yield on interest earning assets of 8 basis points (excluding the Additional Interest Income Items), reflecting both an increase in yield on the Company's securities portfolio, which continued to remain liquid, along with the movement of a greater percentage of the total interest earning assets into real estate loans, the Company's highest yielding asset. Excluding the $499,000 of additional interest income, the yield on real estate loans was 5.60% during the quarter ended December 31, 2005.

The yields on newly originated real estate loans continued to increase, averaging 5.98% during the final quarter of 2005, up from 5.55% during the fourth quarter of 2004 and 5.84% during the third quarter of 2005. Higher yielding commercial real estate loans increased 27.5% on an annualized basis during the most recent quarter on $36.7 million of originations. This, combined with a reduction in the levels of both lower-yielding securities and higher cost promotional deposits, led to a virtually stable net interest margin on a linked quarter basis.

Average deposits per branch approximated $96 million at December 31, 2005, lower than the $111 million average at December 31, 2004 and the $101 million average at September 30, 2005. The loan-to-deposit ratio was 136% at December 31, 2005, compared to 113% at December 31, 2004 and 128% at September 30, 2005. Core deposits comprised 49% of total deposits at December 31, 2005, compared to 57% at December 31, 2004 and 49% at September 30, 2005. These were managed deposit outflows, as management focused on net interest margin preservation above asset growth.

Newly-originated real estate loans with 5-year or 7-year terms to repricing are often "short funded" with retail deposits. Management believes that unnecessary elements of interest rate risk, and risk to future profitability, are added to the balance sheet by aggressively pursuing loan growth during periods in which short-term interest rates are rising faster than long-term interest rates. The 2005 year was such a period. Since balance sheet growth was constrained, the Bank did not aggressively compete for promotional deposits. As a result, promotional rate accounts declined from 29% to 23% of total deposits since December 2004, accounting for nearly two thirds of the decline in deposits during 2005.

Because of their higher interest rates, the decline in the proportion of promotional accounts helped minimize the rise in the overall cost of deposits. While short-term interest rates increased 200 basis points during 2005, the average cost of the Bank's deposits rose only by 57 basis points, from 1.63% during the quarter ended December 31, 2004 to 2.20%, during the quarter ended December 31, 2005.

During 2005, the Bank maintained strict pricing discipline on its promotional and non-promotional money market accounts. As a result, a component of money market deposits migrated into certificates of deposit ("CDs"), as rates on CD accounts became more favorable, causing the erosion in the core deposit ratio.

Non-interest income, excluding gains or losses on the sale of assets, totaled $3.2 million during the quarter ended December 31, 2005, compared to $3.3 million in the quarter ended December 31, 2004 and $3.8 million in the quarter ended September 30, 2005. The variances resulted primarily from prepayment fee income, which totaled $786,000 in the quarter ended December 31, 2005, $1.1 million in the quarter ended December 31, 2004 and $1.3 million in the quarter ended September 30, 2005.

The Company recorded net gains of $353,000 on the sale of $23.3 million in loans to Fannie Mae during the quarter ended December 31, 2005, $357,000 on the sale of $23.6 million in loans to Fannie Mae during the quarter ended December 31, 2004 and $284,000 on the sale of $25.5 million in loans to Fannie Mae during the quarter ended September 30, 2005. The majority of the loans sold during each of these periods were sold upon origination.

There were no gains or losses recorded on sales of securities during the quarters ended December 31, 2005, September 30, 2005 or December 31, 2004.

Non-interest expense totaled $10.3 million during the quarter ended December 31, 2005, a decrease of $685,000, or 6%, from the prior year quarter, and a decrease of $421,000, or 4%, sequentially. The decrease of $685,000 reflected both a decline of $358,000 in data processing systems expense coupled with the cessation of quarterly charges related to the amortization of a core deposit premium charged in connection with an earlier acquisition. The decline in data processing systems expense during the period resulted from additional expenses that were incurred during the fourth quarter of 2004 related to the data systems conversion completed in November 2004. The decrease of $421,000 in non-interest expense on a linked quarter basis reflected a decrease of $208,000 in marketing expenses resulting from reduced promotional mailings during the December 2005 quarter, and a decline of $134,000 in data processing systems costs.

The Company’s efficiency ratio for the quarter ended December 31, 2005 was 42.6%, compared to 40.6% in the year ago quarter and 43.5% in the quarter ended September 30, 2005.

The effective tax rate was 36.2% for the quarter ended December 31, 2005, 35.9% for the quarter ended September 30, 2005 and 37.5% for the quarter ended December 31, 2004. The effective tax rate is expected to approximate 36.0% for the full year ending December 31, 2006.

The Company continued to grow equity during 2005. The Company’s tangible capital ratio reached 7.78% at December 31, 2005, and tangible book value per share was $6.47, an increase of 5.0% since December 31, 2004. During the same period, the Company repurchased 801,384 shares, or 2.2%, of common stock outstanding at December 31, 2004. The quarterly cash dividend declared on January 19, 2006, represents a payout ratio of 56% of fourth quarter 2005 earnings.

REAL ESTATE LENDING AND CREDIT QUALITY

Real estate loan originations totaled $144.0 million during the quarter ended December 31, 2005, of which $36.7 million, or 25%, represented commercial real estate. The average rate on total loan originations during the quarter was 5.98%, compared to 5.55% in the quarter ended December 31, 2004 and 5.84% during the quarter ended September 30, 2005. Commercial real estate represented 22% of the gross loan portfolio at December 31, 2005, compared with 17% as of December 31, 2004. The commercial real estate portfolio grew at a 36.0% rate, year-over-year. Real estate loan prepayment and amortization during the December 2005 quarter approximated 12% of the loan portfolio on an annualized basis, compared to 11% during the December 2004 quarter and 15% during the September 2005 quarter. The average interest rate on real estate loan prepayment and amortization during the most recent quarter was 6.36%.

For the 2005 year, total real estate loan originations, including commercial real estate, were $574.2 million, with an average rate of 5.77%. The real estate loan prepayment and amortization rate was 14% for the 2005 year, and the average interest rate on the real estate loan prepayment and amortization was 6.31%.

At December 31, 2005, the multifamily and mixed use loan commitment pipeline approximated $103.8 million, including loan commitments intended for sale to Fannie Mae of $30.8 million. The average rate on the commitment pipeline was 6.16%.

The Bank continued its solid credit quality performance during the most recent quarter. Non-performing loans were $958,000 at December 31, 2005, representing 0.03% of total assets.

STOCKHOLDERS' EQUITY AND SHARE REPURCHASE PROGRAM

The Company’s total stockholders’ equity at December 31, 2005 was $291.7 million, or 9.33% of total assets, compared to $281.7 million, or 8.34% of total assets at December 31, 2004. Tangible stockholders’ equity was $239.2 million at quarter end, equal to 7.78% of tangible assets, compared to $229.0 million, or 6.88% of tangible assets, at December 31, 2004.

During the quarter ended December 31, 2005, the return on average stockholders’ equity was 12.38%, the return on average tangible equity was 15.13% and the cash return on average tangible equity (which management considers the best measurement of the Company’s internal capital generation) was 15.57%.

During the 2005 year, the Company repurchased 801,384 shares of its common stock into treasury, of which 179,800 were purchased during the quarter ended December 31, 2005. As of December 31, 2005, the Company had an additional 616,172 shares remaining eligible for repurchase under its tenth stock repurchase program, approved in May 2004. On December 15, 2005, the Board of Directors approved the Company's eleventh stock repurchase program, which authorizes the purchase, at the discretion of management, of an additional 1,847,977 shares.

“The Company continues to be a buyer of its own shares,” stated Mr. Palagiano, “and has both the cash and capital to be opportunistic in the acquisition of additional shares.”

OUTLOOK

As management has stated previously, as the Federal Reserve moves closer to a point that it considers Fed Funds rate to be "neutral," and new loan yields provide a reasonable spread over funding costs, the Company will be more inclined to accelerate balance sheet growth. Although short-term interest rates continue to rise, the spread between loan yields and marginal funding costs has not increased to our satisfaction.

The Company has taken significant actions to facilitate future growth, such as bolstering liquidity and increasing capital. While the rise in intermediate bond yields since June 2005 has provided some benefit to our new loan originations, the current interest rate environment continues to remain an impediment for rapid, large-scale growth. As a result, management will continue to weigh its options and act in a manner it deems most prudent for the long-term benefit of the Company and its shareholders.

At present, the overall yield on the Company's interest-earning assets is rising, despite the lagging movement of yields on real estate loans compared to general market rates. The average yield on interest earning assets (excluding the Additional Interest Income Items) rose on a linked quarter basis, from 5.30% to 5.37%. While the average portfolio yield on real estate loans declined slightly during the most recent quarter, it is expected to increase slowly over the next few quarters.

The Company utilized the funds generated from its liquidation of securities in May 2005 primarily to fund liquidity needs during the last six months of 2005 and avoid competing aggressively for new deposits while short-term interest rates were rising. Deposit costs are expected to continue to rise. Although the Company's deposit costs lagged the increase in short-term interest rates during 2005, it came at the loss of $295 million of deposit funds during the period. The Company expects to stabilize, if not yet grow, deposit balances during the next several quarters, which is likely to cause deposit costs to increase.

At 12% in the quarter ended December 31, 2005, prepayment and amortization rates continued to be within the range anticipated by management, and are expected to remain at or below that level in the first quarter of 2006. There is adequate liquidity to satisfy projected loan originations based on the current and projected pipeline; and operating expenses are expected to remain approximately $10.5 million in the first quarter of 2006. Share repurchases are expected to be in line with recent practices, however, the Company is poised to be opportunistic in the purchase of its own shares should conditions warrant. Based on this outlook, the Company now expects first quarter 2006 earnings per share will be in the range of $0.21 to $0.23.

CONFERENCE CALL

Management will conduct a conference call at 10:00 A.M. Eastern Time, on Friday, January 27, 2006, to discuss the Company's operating performance for the quarterly period and fiscal year ended December 31, 2005. The conference call will be available via the Internet by accessing either of the following Web addresses: www.dimedirect.com or www.vcall.com. Web users should go to the site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

ABOUT DIME COMMUNITY BANCSHARES

Dime Community Bancshares, Inc., a unitary thrift holding company, is the parent company of The Dime Savings Bank of Williamsburgh, founded in 1864, and headquartered in Brooklyn, New York. With $3.13 billion in assets as of December 31, 2005, the Bank has twenty branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and Bank can be found on the Bank's Internet website at www.dimedirect.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Bank; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

- Tables to follow -

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)
	December 31,
	2005	December 31,
	(Unaudited)	2004
ASSETS:
Cash and due from banks	$ 40,199	$ 26,581
Investment securities held to maturity	455	585
Investment securities available for sale	44,832	54,840
Mortgage-backed securities held to maturity	-	465
Mortgage-backed securities available for sale	193,453	519,420
Federal funds sold and other short-term assets	60,014	103,291
Real estate Loans:
One-to-four family and cooperative apartment	145,754	138,125
Multifamily and underlying cooperative	1,873,940	1,916,118
Commercial real estate	576,561	424,060
Construction and land acquisition	12,098	15,558
Unearned discounts and net deferred loan fees	501	(463)
Total real estate loans	2,608,854	2,493,398
Other loans	2,341	2,916
Allowance for loan losses	(15,785)	(15,543)
Total loans, net	2,595,410	2,480,771
Loans held for sale	900	5,491
Premises and fixed assets, net	16,527	16,652
Federal Home Loan Bank of New York capital stock	29,917	25,325
Goodwill	55,638	55,638
Other assets	88,881	88,207
TOTAL ASSETS	$ 3,126,226	$ 3,377,266
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Checking, NOW and Super NOW	$135,698	$138,402
Savings	335,527	362,656
Money Market	464,962	749,040
Sub-total	936,187	1,250,098
Certificates of deposit	978,585	959,951
Total Due to depositors	1,914,772	2,210,049
Escrow and other deposits	47,518	48,284
Securities sold under agreements to repurchase	205,455	205,584
Federal Home Loan Bank of New York advances	531,500	506,500
Subordinated Notes Sold	25,000	25,000
Trust Preferred Notes Payable	72,165	72,165
Other liabilities	38,102	27,963
TOTAL LIABILITIES	2,834,512	3,095,545
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 50,633,881 shares and 50,111,988 shares issued at December 31, 2005 and December 31, 2004, respectively, and 36,956,907 shares
and 37,165,740 shares outstanding at December 31, 2005 and December 31, 2004, respectively)	506	501
Additional paid-in capital	204,083	198,183
Retained earnings	274,579	258,237
Unallocated common stock of Employee Stock Ownership Plan	(4,627)	(4,749)
Unearned common stock of Recognition and Retention Plan	(2,979)	(2,612)
Common stock held by the Benefit Maintenance Plan	(7,941)	(7,348)
Treasury stock (13,676,974 shares and 12,946,248 shares at December 31, 2005
and December 31, 2004, respectively)	(168,579)	(157,263)
Accumulated other comprehensive loss, net	(3,328)	(3,228)
TOTAL STOCKHOLDERS' EQUITY	291,714	281,721
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,126,226	$3,377,266

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2005	2005	2004	2005	2004

Interest income:
Loans secured by real estate	$36,831	$36,079	$35,193	$142,943	$138,720
Other loans	36	25	47	196	235
Mortgage-backed securities	1,929	2,010	4,792	11,699	21,091
Investment securities	640	601	643	2,602	1,745
Other	1,684	2,230	778	6,755	1,830
Total interest income	41,120	40,945	41,453	164,195	163,621
Interest expense:
Deposits and escrow	10,802	10,690	9,139	41,058	37,873
Borrowed funds	9,327	9,306	8,512	36,283	29,903
Total interest expense	20,129	19,996	17,651	77,341	67,776
Net interest income	20,991	20,949	23,802	86,854	95,845
Provision for loan losses	160	60	100	340	280
Net interest income after
provision for loan losses	20,831	20,889	23,702	86,514	95,565

Non-interest income:
Service charges and other fees	1,484	1,561	1,375	5,967	6,296
Net gain (loss) on sales and
redemptions of assets	353	284	357	(4,252)	713
Prepayment fee income	786	1,315	1,067	5,024	9,797
Other	923	878	867	3,929	3,707
Total non-interest income	3,546	4,038	3,666	10,668	20,513
Non-interest expense:
Compensation and benefits	5,659	6,059	5,883	22,949	23,453
Occupancy and equipment	1,391	1,389	1,293	5,393	5,213
Core deposit intangible amortization	-	-	206	48	825
Other	3,265	3,288	3,618	12,352	12,916
Total non-interest expense	10,315	10,736	11,000	40,742	42,407

Income before taxes	14,062	14,191	16,368	56,440	73,671
Income tax expense	5,083	5,089	6,138	20,230	27,449

Net Income	$8,979	$9,102	$10,230	$36,210	$46,222

Earnings per Share:
Basic	$0.26	$0.26	$0.29	$1.03	$1.31
Diluted	$0.25	$0.26	$0.29	$1.02	$1.28

Average common shares
outstanding for Diluted EPS	35,303,451	35,553,132	35,861,646	35,560,446	36,212,000

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
Core Earnings and Core Cash Earnings Reconciliations
(Dollars In thousands except per share amounts)

Core earnings and related data are "Non-GAAP Disclosures." These disclosures present information which management considers useful to the readers of this report since they present a measure of the results of the Company's ongoing operations (exclusive of significant non-recurring items such as gains or losses on sales of investment or mortgage-backed securities) during the period.

In addition, Core cash earnings and related data are also "Non-GAAP Disclosures." These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented. Tangible equity generation is a significant financial measure since banks are subject to regulatory requirements involving the maintenance of minimum tangible capital levels.

The following tables present a reconciliation of GAAP net income and both core earnings and core cash earnings, as well as financial performance ratios determined based upon core earnings and core cash earnings, for each of the periods presented:

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2005	2005	2004	2005	2004

Net income as reported	$ 8,979	$ 9,102	$ 10,230	$ 36,210	$ 46,222
Pre-tax net loss (gain) on sale of securities	-	-	-	5,176	(377)
Tax effect of adjustments	-	-	-	(2,143)	44
Core Earnings	$ 8,979	$ 9,102	$ 10,230	$ 39,243	$ 45,889
Cash Earnings Additions :
Core Deposit Intangible Amortization	-	-	206	48	825
Non-cash stock benefit plan expense	260	359	453	1,314	2,583
Core Cash Earnings	$ 9,239	$ 9,461	$ 10,889	$ 40,605	$ 49,297

Performance Ratios (Based upon Core Cash Earnings):
Core Cash EPS (Diluted)	$ 0.26	$ 0.27	$ 0.30	$ 1.14	$ 1.36
Core Cash Return on Average Assets	1.17%	1.17%	1.27%	1.24%	1.47%
Core Cash Return on Average Tangible Stockholders' Equity	15.57%	16.13%	19.09%	17.40%	22.14%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended				For the Twelve Months Ended
	December 31,		September 30,	December 31,	December 31,	December 31,
	2005		2005	2004	2005	2004

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.25		$0.26	$0.29	$1.02	$1.28
Return on Average Assets	1.13%		1.12%	1.20%	1.11%	1.38%
Return on Average Stockholders' Equity	12.38%		12.62%	14.56%	12.65%	16.76%
Return on Average Tangible Stockholders' Equity	15.13%		15.52%	17.94%	15.51%	20.76%
Net Interest Spread	2.46%	(1)	2.44%	2.71%	2.48%	2.77%
Net Interest Margin	2.79%	(1)	2.71%	2.93%	2.78%	3.00%
Non-interest Expense to Average Assets	1.30%		1.32%	1.29%	1.24%	1.27%
Efficiency Ratio	42.65%		43.46%	40.57%	40.03%	36.67%
Effective Tax Rate	36.15%		35.86%	37.50%	35.84%	37.26%

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.25		$ 0.26	$ 0.29	$ 1.10	$ 1.27
Core Return on Average Assets	1.13%		1.12%	1.20%	1.20%	1.37%
Core Return on Average Stockholders' Equity	12.38%		12.62%	14.56%	13.71%	16.64%
Core Return on Average Tangible Stockholders' Equity	15.13%		15.52%	17.94%	16.81%	20.61%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 7.89		$ 7.82	$ 7.58	$ 7.89	$ 7.58
Tangible Book Value Per Share	6.47		6.39	6.16	6.47	6.16

Average Balance Data:
Average Assets	$ 3,166,725		$ 3,247,216	$ 3,417,550	$ 3,276,547	$ 3,352,192
Average Interest Earning Assets	3,011,695		3,090,823	3,250,859	3,125,782	3,192,612
Average Stockholders' Equity	290,077		288,431	281,073	286,162	275,793
Average Tangible Stockholders' Equity	237,426		234,560	228,126	233,404	222,625
Average Loans	2,598,204		2,560,963	2,493,365	2,535,574	2,397,187
Average Deposits	1,949,438		2,056,864	2,226,096	2,080,695	2,249,390

Asset Quality Summary:
Net charge-offs (recoveries)	$ 61		($ 2)	$ 59	$ 45	$ 132
Nonperforming Loans	958		4,608	1,459	958	1,459
Nonperforming Loans/ Total Loans	0.04%		0.18%	0.06%	0.04%	0.06%
Nonperforming Assets/Total Assets	0.03%		0.14%	0.04%	0.03%	0.04%
Allowance for Loan Loss/Total Loans	0.60%		0.60%	0.62%	0.60%	0.62%
Allowance for Loan Loss/Nonperforming Loans	1647.70%		335.55%	1065.32%	1647.70%	1065.32%

Regulatory Capital Ratios:
Consolidated Tangible Equity to Tangible Assets at period end	7.78%		7.44%	6.88%	7.78%	6.88%
Tangible Capital Ratio (Bank Only)	9.84%		9.20%	7.88%	9.84%	7.88%
Leverage Capital Ratio (Bank Only)	9.84%		9.20%	7.88%	9.84%	7.88%
Risk -Based Capital Ratio (Bank Only)	14.30%		13.84%	12.83%	14.30%	12.83%

 (1) Excluding $632,000 of non-recurring interest income that was recorded during the period, the net interest spread was 2.38% and the net interest margin was 2.70% during the three months ended December 31, 2005.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
ANALYSIS OF NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
		December 31, 2005
			Average
	Average		Yield/
	Balance	Interest	Cost
	(Dollars In Thousands)
Assets:
Interest-earning assets:
Real Estate Loans	$2,595,998	$36,831	5.68%
Other loans	2,206	36	6.53
Mortgage-backed securities	204,259	1,929	3.78
Investment securities	49,363	640	5.19
Other short-term investments	159,869	1,684	4.21
Total interest earning assets	3,011,695	$41,120	5.46%
Non-interest earning assets	155,030
Total assets	$3,166,725

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW, Super Now accounts	$38,899	$98	1.00%
Money Market accounts	481,385	1,902	1.57
Savings accounts	338,698	474	0.56
Certificates of deposit	995,793	8,328	3.32
Total interest bearing deposits	1,854,775	10,802	2.31
Borrowed Funds	808,429	9,327	4.58
Total interest-bearing liabilities	2,663,204	20,129	3.00%
Checking accounts	94,663
Other non-interest-bearing liabilities	118,781
Total liabilities	2,876,648
Stockholders' equity	290,077
Total liabilities and stockholders' equity	$3,166,725
Net interest income		$20,991
Net interest spread (1)			2.46%
Net interest-earning assets	$348,491
Net interest margin (1)			2.79%
Ratio of interest-earning assets
to interest-bearing liabilities			113.09%

Average deposits (including non-interest
bearing checking accounts)	$ 1,949,438	$ 10,802	2.20%

(1) Excluding $632,000 of Additional Interest Income Items, the yield on real estate loans was 5.60%, the net interest spread was 2.38% and the net interest margin was 2.70% during the three months ended December 31, 2005.

	For the Three Months Ended
		September 30, 2005
			Average
	Average		Yield/
	Balance	Interest	Cost
	(Dollars In Thousands)
Assets:
Interest-earning assets:
Real Estate Loans	$2,558,690	$36,079	5.64%
Other loans	2,273	25	4.40
Mortgage-backed securities	218,204	2,010	3.68
Investment securities	65,259	601	3.68
Other short-term investments	246,397	2,230	3.62
Total interest earning assets	3,090,823	$40,945	5.30%
Non-interest earning assets	156,393
Total assets	$3,247,216

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW, Super Now accounts	$39,728	$100	1.00%
Money Market accounts	570,067	2,284	1.59
Savings accounts	349,384	486	0.55
Certificates of deposit	1,003,995	7,820	3.09
Total interest bearing deposits	1,963,174	10,690	2.16
Borrowed Funds	809,185	9,306	4.56
Total interest-bearing liabilities	2,772,359	19,996	2.86%
Checking accounts	93,690
Other non-interest-bearing liabilities	92,736
Total liabilities	2,958,785
Stockholders' equity	288,431
Total liabilities and stockholders' equity	$3,247,216
Net interest income		$20,949
Net interest spread			2.44%
Net interest-earning assets	$318,464
Net interest margin			2.71%
Ratio of interest-earning assets
to interest-bearing liabilities			111.49%

Average deposits (including non-interest
bearing checking accounts)	$ 2,056,864	$ 10,690	2.06%

	For the Three Months Ended
		December 31, 2004
			Average
	Average		Yield/
	Balance	Interest	Cost
	(Dollars In Thousands)
Assets:
Interest-earning assets:
Real Estate Loans	$2,490,166	$35,193	5.65%
Other loans	3,199	47	5.88
Mortgage-backed securities	550,525	4,792	3.48
Investment securities	56,173	643	4.58
Other short-term investments	150,796	778	2.06
Total interest earning assets	3,250,859	$41,453	5.10%
Non-interest earning assets	166,691
Total assets	$3,417,550

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW, Super Now accounts	$44,092	$99	0.89%
Money Market accounts	791,133	2,893	1.45
Savings accounts	363,969	440	0.48
Certificates of deposit	933,990	5,707	2.43
Total interest bearing deposits	2,133,184	9,139	1.70
Borrowed Funds	809,282	8,512	4.18
Total interest-bearing liabilities	2,942,466	17,651	2.39%
Checking accounts	92,912
Other non-interest-bearing liabilities	101,099
Total liabilities	3,136,477
Stockholders' equity	281,073
Total liabilities and stockholders' equity	$3,417,550
Net interest income		$23,802
Net interest spread			2.71%
Net interest-earning assets	$308,393
Net interest margin			2.93%
Ratio of interest-earning assets
to interest-bearing liabilities			110.48%

Average deposits (including non-interest
bearing checking accounts)	$ 2,226,096	$ 9,139	1.63%

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279